Exhibit 7.01

August 8, 2006

To:	RMK Acquisition Corporation

The Other Investors Listed on Schedule B

Re:	Acquisition of ARAMARK Corporation

Ladies and Gentlemen:

Reference is made to (1) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among ARAMARK Corporation, a Delaware corporation (the “Company”), RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), and RMK Finance LLC, a Delaware limited liability company (“SibCo”), pursuant to which MergerCo, or its permitted assignees, will be merged with and into the Company (the “Merger”) and (2) the Interim Investors Agreement, dated as of the date hereof (the “Interim Investors Agreement”), by and among MergerCo, SibCo and the Investors named therein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement and the Interim Investors Agreement, as appropriate. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by the Company, MergerCo and SibCo.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fifth paragraph of this letter (a “Permitted Assignee”) to purchase shares of common stock, par value $0.10 per share, of MergerCo (or, should the Investors hereafter agree, the shares of common stock, par value $0.10, of ARAMARK Holdings Corporation (“Parent”)) (“Subscribed Shares”) for an aggregate Purchase Price equal to the dollar commitment set forth next to the undersigned’s name on Schedule A (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay related expenses, provided that the undersigned and its Permitted Assignees shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent in any amount in excess of the Commitment. The obligation of the undersigned and its Permitted Assignees to fund the Commitment is subject to (a) the terms of this letter, and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and without waiver of any condition or amendment of the Merger Agreement that, in either case, is not consented to in writing by (1) the undersigned or (2) by the Majority Investors in accordance with the Interim Investors Agreement.

This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement, (c) if MergerCo or SibCo breaches any representation, warranty, covenant or agreement under the Merger Agreement, and the Majority Investors agree to simultaneously terminate this letter and the corresponding letters delivered by each of the Investors and (d) the assertion by the Company or any of its affiliates in any litigation or other proceeding of any claim under any Sponsor Letter Agreement of any Sponsor Group.

The undersigned represents and warrants to MergerCo that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder and (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms.

The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of MergerCo and each Investor, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. Each of the undersigned may assign all or a portion of its obligations to fund the Commitment to one or more of its affiliated funds; provided, however, that no assignment shall relieve the undersigned of its obligations under this letter. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by MergerCo and the undersigned and approved in writing by each Investor, except that this letter and Schedule A may be amended by sole action of the undersigned solely to reflect the addition of one or more Permitted Assignees of all or a portion of the undersigned’s obligations to fund the Commitment as and to the extent provided for in the immediately preceding sentence.

This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.

Notwithstanding anything that may be expressed or implied in this letter, the addressees, by their acceptance of the benefits of this letter, covenant, agree and acknowledge that no person other than the undersigned (and to the extent a portion of the commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) shall have any obligation hereunder and that, notwithstanding that the undersigned (and to the extent a portion of the commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a Permitted Assignee) of the undersigned (and to the extent a portion of the commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a Permitted Assignee) of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a Permitted Assignee) of the undersigned (and to the extent a portion of the commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee (other than a Permitted Assignee) of any of the foregoing, as such, for any obligations of the undersigned (and to the extent a portion of the commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

This letter may only be enforced by the addressees at the direction of the Majority Investors, so long as such Majority Investors are not themselves in default of any of their respective obligations under their respective equity commitment letters or the Interim Investors Agreement and are ready, willing and able to consummate the Merger. Subject to the foregoing, MergerCo shall have no right to enforce this letter unless directed to do so by the Majority Investors in their sole discretion. MergerCo’s creditors shall have no right to enforce this letter or to cause MergerCo to enforce this letter.

Concurrently with the execution and delivery of this letter, the undersigned is executing and delivering to the Company a Sponsor Letter Agreement related to MergerCo’s obligations under the Merger Agreement. The Company’s remedies against the undersigned under the Sponsor Letter Agreement shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event MergerCo or SibCo breaches its respective obligations under the Merger Agreement, whether or not MergerCo’s or SibCo’s breach is caused by the undersigned’s breach of its obligations under this letter. Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than MergerCo and the Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Majority Investors. The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Company Proxy Statement, Schedule 13E-3, any Schedule 13D filings by the undersigned and Other Filings.

This letter may be executed in counterparts and by facsimile. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws rules that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

GS CAPITAL PARTNERS V FUND, L.P.

By: GSCP V Advisors, L.L.C., its General Partner

By:
Name:
Title:

Accepted and Acknowledged:

RMK ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to GSCP Commitment Letter]

Schedule A

Investor	Dollar Commitment
GS Capital Partners V Fund, L.P.	$400,000,000

Schedule B

Other Investors

J.P. Morgan Partners (BHCA), L.P.

CCMP Capital Investors II, L.P.

Thomas H. Lee Equity Fund VI, L.P.

Warburg Pincus Private Equity IX, L.P.